As filed with the U.S. Securities and Exchange Commission on November 30, 2012

Securities Act File No. 333-181676

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-14

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933  ☒

Pre-Effective Amendment No.  ☐

Post-Effective Amendment No. 1  ☒

(Check appropriate box or boxes)

Morgan Stanley Institutional Fund Trust

(Exact Name of Registrant as Specified in Charter)

522 Fifth Avenue
New York, New York 10036

(Address of Principal Executive Offices: (Number, Street, City, State, Zip Code))

(212) 296-6970
(Area Code and Telephone Number)

Stefanie V. Chang Yu, Esq.
Morgan Stanley Investment Management Inc.
522 Fifth Avenue
New York, New York 10036

(Name and Address of Agent for Service)

Copy to:

Carl Frischling, Esq. Kramer Levin Naftalis & Frankel LLP 1177 Avenue of the Americas New York, New York 10036	Stuart M. Strauss, Esq. Dechert LLP 1095 Avenue of the Americas New York, New York 10036

It is proposed that this filing will become effective immediately pursuant to Rule 462(d) under the Securities Act of 1933, as amended.

No filing fee is required because an indefinite number of shares of beneficial interest of Morgan Stanley Institutional Fund Trust have previously been registered pursuant to Rule 24f-2 under the Investment Company Act of 1940.

EXPLANATORY NOTE

The Parts A and B of Pre-Effective Amendment No. 1 to the Registrant’s Registration Statement on Form N-14 (File No. 333-181285), filed with the Securities and Exchange Commission (the “SEC”) on July 23, 2012, are incorporated herein by reference. The definitive versions of Parts A and B were filed with the SEC on July 27, 2012 pursuant to Rule 497 under the Securities Act of 1933, as amended.

This Post-Effective Amendment is being filed solely for the purpose of filing (i) the final agreements and plans of reorganization as Exhibit Nos. (4)(a) and (4)(b) and (ii) the final tax opinions as Exhibit Nos. (12)(a) and (12)(b) to this Registration Statement on Form N-14.

PART C. OTHER INFORMATION

ITEM 15. INDEMNIFICATION

The response to this item is incorporated herein by reference to Exhibits 1 and 2 under Item 16 below and by reference to Item 30 of the Company’s Post-Effective Amendment No. 107 to its Registration Statement on Form N-1A dated July 13, 2012 (File Nos. 2-89729; 811-03980).

ITEM 16. EXHIBITS

(1)

Amended and Restated Declaration of Trust, dated August 24, 2006, is incorporated by reference to Exhibit (a) of Post- Effective Amendment No. 70 to the Registration Statement on Form N-1A, as filed on November 30, 2006.

(2)

Amended and Restated By-Laws, dated July 31, 2003, are incorporated by reference to Exhibit (b)(5) of Post-Effective Amendment No. 61 to the Registration Statement on Form N-1A, as filed on December 10, 2003.

(3)	Not applicable.

(4) (a)	Agreement and Plan of Reorganization (with respect to Mid Cap Growth and MSIFT Mid Cap Growth), is filed herewith.

(b)	Agreement and Plan of Reorganization (with respect to Global Strategist and MSIFT Global Strategist), is filed herewith.

(5)	Not applicable.

(6)

Amended and Restated Investment Advisory Agreement with Morgan Stanley Investment Management Inc., dated June 1, 2005, is incorporated by reference to Exhibit (d)(1) of Post-Effective Amendment No. 100 to the Registration Statement on Form N-1A, as filed on February 6, 2012.

(7)

Distribution Agreement with MAS Fund Distribution, Inc. (now Morgan Stanley Distribution, Inc.), dated May 31, 1997, is incorporated by reference to Exhibit 6(b) of Post-Effective Amendment No. 50 to the Registration Statement on Form N-1A, as filed on July 10, 1998.

(8)	Form of Deferred Compensation Plan, is incorporated by reference to Exhibit (f) of Post-Effective Amendment No. 88 to the Registration Statement on Form N-1A, as filed on January 28, 2009.

(9)

Custody Agreement between Registrant and State Street Bank and Trust Company, is incorporated by reference to Exhibit (g) to Post-Effective Amendment No. 109 to the Registration Statement on Form N-1A of Morgan Stanley Institutional Fund, Inc., filed on June 26, 2012.

(10) (a)

Amended and Restated Shareholder Services Plan under Rule 12b-1 relating to Class P Shares, is incorporated by reference to Exhibit (m)(1) of Post-Effective Amendment No. 100 to the Registration Statement on Form N-1A, as filed on February 6, 2012.

(b)

Shareholder Services Plan under Rule 12b-1 relating to Class H Shares, is incorporated by reference to Exhibit (m)(2) to Post-Effective Amendment No. 104 to the Registration Statement on Form N-1A filed on April 27, 2012.

(c)

Distribution and Shareholder Services Plan under Rule 12b-1 relating to Class L shares, is incorporated by reference to Exhibit (m)(3) to Post-Effective Amendment No. 104 to the Registration Statement on Form N-1A filed on April 27, 2012.

(d)	Amended Rule 18f-3 Multiple Class Plan, is incorporated by reference to Exhibit (n) to Post-Effective Amendment No. 104 to the Registration Statement on Form N-1A filed on April 27, 2012.

(11)	Opinion and Consent of Dechert LLP, is incorporated herein by reference to Exhibit 11 to Pre-Effective Amendment No. 1 to the Registration Statement on Form N-14 filed on July 23, 2012.

(12) (a)	Opinion (with respect to Mid Cap Growth and MSIFT Mid Cap Growth) of Dechert LLP (as to tax matters), is filed herewith.

(b)	Opinion (with respect to Global Strategist and MSIFT Global Strategist) of Dechert LLP (as to tax matters), is filed herewith.

(13) (a)

Amended and Restated Administration Agreement with Morgan Stanley Investment Management Inc., dated November 1, 2004, is incorporated by reference to Exhibit (h)(1) of Post-Effective Amendment No. 100 to the Registration Statement on Form N-1A, as filed on February 6, 2012.

(b)

Transfer Agency and Service Agreement with Morgan Stanley Services Company Inc., dated June 9, 2008, is incorporated by reference to Exhibit (h)(2) of Post-Effective Amendment No. 100 to the Registration Statement on Form N-1A, as filed on February 6, 2012.

(c)

Amendment to Transfer Agency and Service Agreement between the Registrant and Morgan Stanley Services Company Inc., dated April 23, 2009, is incorporated by reference to Exhibit (h)(3) of Post-Effective Amendment No. 97 to the Registration Statement on Form N-1A, as filed on December 15, 2011.

(14)

Consent of Ernst & Young LLP (with respect to Form N-14), is incorporated herein by reference to Exhibit 14 to Pre-Effective Amendment No. 1 to the Registration Statement on Form N-14 filed on July 23, 2012.

(15)	Not applicable.

(16)	Powers of Attorney of Trustees, dated May 1, 2012, are incorporated by reference to Exhibit (16) to the Registration Statement on Form N-14 filed on May 24, 2012.

ITEM 17. UNDERTAKINGS

(1) The undersigned registrant agrees that prior to any public reoffering of the securities registered through the use of a prospectus which is a part of this registration statement on Form N-14 by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) of the Securities Act, the reoffering prospectus will contain the information called for by the applicable registration form for the reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) The undersigned registrant agrees that every prospectus that is filed under paragraph (1) above will be filed as a part of an amendment to this registration statement on Form N-14 and will not be used until the amendment is effective, and that, in determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement for the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering of them.

SIGNATURES

As required by the Securities Act of 1933, this registration statement has been signed on behalf of the registrant, in the City of New York and State of New York on this 30th day of November, 2012.

MORGAN STANLEY INSTITUTIONAL FUND TRUST

By:	/s/ Arthur Lev
Arthur Lev
President and Principal Executive Officer

As required by the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signatures		Title	Date
(1) Principal Executive Officer		President and Principal Executive Officer

By:	/s/ Arthur Lev		November 30, 2012
Arthur Lev

(2) Principal Financial Officer		Principal Financial Officer

By:	/s/ Francis J. Smith		November 30, 2012
Francis J. Smith

(3) Majority of the Directors

INDEPENDENT TRUSTEES
Frank L. Bowman		Michael F. Klein
Michael Bozic		Michael E. Nugent
Kathleen A. Dennis		W. Allen Reed
Dr. Manuel H. Johnson		Fergus Reid
Joseph J. Kearns

By:	/s/ Carl Frischling		November 30, 2012
Carl Frischling
Attorney-in-Fact for the
Independent Trustees

INTERESTED TRUSTEE
James F. Higgins

By:	/s/ Stefanie V. Chang Yu		November 30, 2012
Stefanie V. Chang Yu
Attorney-in-Fact for the
Interested Trustee

EXHIBIT INDEX

(4)	(a)	Agreement and Plan of Reorganization (with respect to Mid Cap Growth and MSIFT Mid Cap Growth).

	(b)	Agreement and Plan of Reorganization (with respect to Global Strategist and MSIFT Global Strategist).

(12)	(a)	Opinion (with respect to Mid Cap Growth and MSIFT Mid Cap Growth) of Dechert LLP (as to tax matters).

	(b)	Opinion (with respect to Global Strategist and MSIFT Global Strategist) of Dechert LLP (as to tax matters).